EXHIBIT 10(jj)
                                                         --------------

                             INFODATA SYSTEMS INC.

                     Non-Qualified Stock Option Agreement


        THIS AGREEMENT is made as of May 23, 1995, by and between INFODATA SYSTEMS INC., a Virginia corporation (the "Company"), and Isaac M.
     Pollak (the "Optionee").


                              W I T N E S E T H:


        WHEREAS, the Company desires to grant to the Optionee a non-qualified stock option to purchase shares of the Company's common stock, par value $.03 per share (the "Common Stock"), in connection with the reappointment of the Optionee's service as a member of the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board of Directors").

        NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

        1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Optionee the right and option to purchase from the Company all or part of an aggregate of 2,000 shares of Common Stock. This option is not intended to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

        2. Option Price and Time of Exercise. The per share purchase price at which the shares subject to option may be purchased by Optionee pursuant to the exercise of this option shall be $3.0625, which price equals the average of the closing bid and ask prices (since there were no sales on May 23, 1995) per share of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on May 23, 1995, the date of grant of this option. The Optionee's right to exercise this option shall be vested in full upon the date of grant of this option. The right to exercise this option shall in all events expire, except as provided in Paragraph 5 below, at the close of business on May 23, 2000.

          3. Method of Exercise and Payment for Shares. This option shall be exercised by written notice directed to the Company at its principal office, specifying the number of shares to be acquired upon such exercise and indicating whether the exercise is being paid for (i) in cash, (ii) by a commitment by a broker-dealer to pay to the Company that portion of any sale proceeds receivable by the Optionee upon the exercise of the option and sale of underlying shares, or (iii) in the discretion of the Committee, by delivery to the Company of shares of Common Stock already owned by the Optionee and valued at their fair market value on the business day immediately preceding the date of exercise of the option.

        4. Non transferability. This option is not transferable by the Optionee except as otherwise provided in Paragraph 5 below, and during the Optionee's lifetime is exercisable only by him or her.




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        5. Exercise After Termination of Membership on the Board of Directors.
     In the event of termination of the Optionee's membership on the Board of Directors other than by reason of the death of the Optionee, this option shall expire ninety (90) days after such termination, but in no event after the expiration date of the option. In the event of the termination of the Optionee's membership on the Board of Directors by reason of the death of the Optionee, this option shall be exercisable by the Optionee's legal representative at any time within one year after death, but in no event after the expiration date of the option.

        6. Adjustment. If there shall be any change in the Common Stock through a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities subject to this option and in the purchase price of this option to reflect such change.

        7. Option Non-Assignable and Non-Transferable. This option and all rights hereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

        8.  Limitation of Rights.

        (a) No Right to Continue as a Director. This option shall not constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as a member of the Company's Board of Directors for any period of time.

        (b) No Stockholder's Rights for Options. The Optionee shall have no rights as a stockholder with respect to the shares covered by this option until the date of the issuance of a stock certificate therefor, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date such certificate is issued.

        (c) No Sale of Option Shares for Six Months. The Optionee shall not sell or otherwise dispose of any shares of Common Stock acquired upon the exercise of this option for a period of six months following the date of grant of this option.


        [SIGNATURES APPEAR ON FOLLOWING PAGE]


        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its President, and the Optionee has affixed his or her signature hereto.



                               /s/Isaac M. Pollak
                               ------------------
                               Isaac M. Pollak
                               Optionee



                             INFODATA SYSTEMS INC.


                             By: /s/Harry Kaplowitz
                                 ------------------
                                 Harry Kaplowitz
                                 President


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